Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Supertel Hospitality, Inc.:

We consent to the use of our reports with respect to i) the consolidated balance sheets of Supertel Hospitality, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule III, dated March 31, 2010, as filed in the annual report on Form 10-K on March 31, 2010; and ii) the consolidated balance sheets of Supertel Hospitality, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule III, dated March 31, 2010, except for the effect of reclassifying seven properties to discontinued operations as described in note 4 to the consolidated financial statements, as to which the date is November 22, 2010, which report appears in the current report on Form 8-K filed by Supertel Hospitality, Inc. on November 22, 2010, and to the reference of our firm under the heading “Experts” in the registration statement.

Our reports contain an explanatory paragraph that refers to the Company’s adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, included in ASC Topic 810, Consolidation.

/s/ KPMG LLP

Omaha, Nebraska

November 22, 2010